Exhibit 23.3

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Symphonix Devices, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-3 (No. 333-67176 and No. 333-50306) and Form S-8 (No. 333-90917, No. 333-73424 and No. 333-57405) of Symphonix Devices, Inc. or our reported dated February 14, 2001 related to the consolidated balance sheet of Symphonix Devices, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for the year then ended and the related consolidated financial statement schedule.

/s/    KPMG LLP

San Francisco, California
March 26, 2002